March 2024

Preliminary Pricing Supplement No. 1,311

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 4, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Jump Notes with Auto-Callable Feature due March 29, 2029

Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. The notes will be automatically redeemed if the index closing value on any annual determination date is greater than or equal to the redemption threshold level, for an early redemption payment that will increase over the term of the notes and that will correspond to a return of at least approximately 7.50% per annum (to be determined on the pricing date), as described below. No further payments will be made on the notes once they have been redeemed. At maturity, if the notes have not previously been redeemed and the final index value is greater than or equal to the initial index value, investors will receive the state principal amount plus a fixed positive return, as set forth below. However, if the notes are not automatically redeemed prior to maturity and the final index value is less than the initial index value, investors will receive only the stated principal amount of their investment, without any positive return on the notes.

These long-dated notes are for investors who are concerned about principal risk and who are willing to forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the redemption threshold level or above the initial index value, as applicable, on an annual determination date. Investors will not participate in any appreciation of the underlying index. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (the “Index” or the “underlying index”) is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC (“S&P®”), in coordination with Morgan Stanley, and was established on March 14, 2022. The underlying index employs a rules-based quantitative strategy that consists of a risk-adjusted, momentum-based, or trend following, approach to construct a portfolio composed of equity futures contracts. In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio and is subject to a 4.0% per annum daily decrement.

The goal of the underlying index is to provide rules-based exposure to unfunded, rolling positions in equity futures contracts, with a maximum exposure to the futures contracts of 400%. The index components are selected from a universe of three equity futures contracts – the E-Mini Nasdaq-100 Futures (“NQ”), which reference the Nasdaq-100 Index®, the E-Mini S&P 500 Futures (“ES”), which reference the S&P 500® Index, and the E-Mini Russell 2000 Futures (“QR”), which reference the Russell 2000® Index. We refer to the E-Mini Nasdaq-100 Futures, the E-Mini S&P 500 Futures and the E-Mini Russell 2000 Futures as the Index Components.

There are seven discrete steps in calculating the underlying index level: (1) a risk-adjusted momentum signal is calculated for each Index Component; (2) the index composition (the “Base Index”) is calculated using the risk-adjusted momentum signals; (3) the realized volatility level of the Base Index (the “Base Volatility”) is calculated; (4) theoretical leverage is calculated based on the Base Volatility and the underlying index’s targeted volatility; (5) the theoretical leverage is compared to the actual leverage; (6) if necessary, the actual leverage is adjusted; and (7) a 4.0% per annum daily decrement is applied.

For more information see “Annex A—S&P® U.S. Equity Momentum 40% VT 4% Decrement Index” below and “Risk Factors—Risks Relating to the Underlying Index” below.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	March 25, 2024
Original issue date:	March 28, 2024 (3 business days after the pricing date)
Maturity date:	March 29, 2029
Interest:	None
Underlying index:	S&P® U.S. Equity Momentum 40% VT 4% Decrement Index
Early redemption:

If, on any annual determination date (other than the final determination date), the index closing value of the underlying index is greater than or equal to the redemption threshold level, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed.

Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of at least approximately 7.50% per annum, to be determined on the pricing date) for each annual determination date, as follows:

1st determination date: At least $1,075.00 2nd determination date: At least $1,150.00 3rd determination date: At least $1,225.00 4th determination date: At least $1,300.00
No further payments will be made on the notes once they have been redeemed.
Redemption threshold level:	100% of the initial index value
Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than or equal to the initial index value:

At least $1,375 (to be determined on the pricing date)

●If the final index value is less than the initial index value:

$1,000

Estimated value on the pricing date:	Approximately $932.10 per note, or within $55.00 of that estimate. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions (1)	Proceeds to us(2)
Per note	$1,000	$	$
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)See “Use of proceeds and hedging” on page 19.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2023 Index Supplement dated November 16, 2023

Prospectus dated February 22, 2024

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due March 29, 2029

Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Terms continued from previous page:
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Determination dates:	1st determination date: March 25, 2025 2nd determination date: March 25, 2026 3rd determination date: March 25, 2027 4th determination date: March 27, 2028 Final determination date: March 26, 2029
The determination dates are subject to postponement for non-index business days and certain market disruption events.
Early redemption dates:	The third business day following the relevant determination date
CUSIP:	61771W6L7
ISIN:	US61771W6L71
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”

March 2024 Page 2

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due March 29, 2029

Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Investment Summary

Jump Notes with Auto-Callable Feature

The Jump Notes with Auto-Callable Feature due March 29, 2029 Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index(the “notes”) provide investors:

◼the repayment of principal at maturity, subject to our credit risk

◼the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the redemption threshold level or above the initial index value, as applicable, on an annual determination date

◼no exposure to any decline of the underlying index if the notes are held to maturity

At maturity, if the notes have not previously been redeemed and the underlying index has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment.

All payments on the notes, including any early redemption payment and the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 5 years
Interest:	None
Automatic early redemption annually, beginning after one year:

If, on any annual determination date, the index closing value of the underlying index is greater than or equal to the redemption threshold level, the notes will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed.

	●1st determination date:	March 25, 2025
	●2nd determination date:	March 25, 2026
	●3rd determination date:	March 25, 2027
	●4th determination date:	March 27, 2028
	Final determination date:	March 26, 2029
Redemption threshold level:	100% of the initial index value
Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of at least approximately 7.50% per annum, to be determined on the pricing date) for each annual determination date, as follows:

	●1st determination date:	At least $1,075.00
	●2nd determination date:	At least $1,150.00
	●3rd determination date:	At least $1,225.00
	●4th determination date:	At least $1,300.00
Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than or equal to the initial index value:

At least $1,375 (to be determined on the pricing date)

●If the final index value is less than the initial index value:

$1,000

March 2024 Page 3

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due March 29, 2029

Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $932.10, or within $55.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the early redemption payment amounts, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

March 2024 Page 4

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due March 29, 2029

Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Key Investment Rationale

Jump Notes with Auto-Callable Feature offer investors potential returns based on the performance of the underlying index and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk and who are willing to forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying index closes at or above the redemption threshold level or above the initial index value, as applicable, on an annual determination date.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the notes have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.

Scenario 1: The notes are redeemed prior to maturity

Starting on March 25, 2025, when the underlying index closes at or above the redemption threshold level on any annual determination date, the notes will be automatically redeemed for the early redemption payment on the related early redemption date, corresponding to a return of at least approximately 7.50% per annum (to be determined on the pricing date). Investors do not participate in any appreciation of the underlying index.

Scenario 2: The notes are not redeemed prior to maturity, and investors receive a positive return at maturity

This scenario assumes that the underlying index closes below the redemption threshold level on each annual determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, the underlying index closes above the initial index value. At maturity, investors will receive a cash payment per security equal to at least $1,375 (to be determined on the pricing date). Investors do not participate in any appreciation of the underlying index.

Scenario 3: The notes are not redeemed prior to maturity, and investors receive the stated principal amount at maturity

This scenario assumes that the underlying index closes below the redemption threshold level on each annual determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, the underlying index closes at or below the initial index value. At maturity, investors will receive a cash payment equal to the stated principal amount of $1,000, without any positive return on the notes.

March 2024 Page 5

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due March 29, 2029

Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the notes are redeemed prior to maturity will be determined by reference to the index closing value of the underlying index on each annual determination date, and the payment at maturity, if the notes are not redeemed early, will be determined by reference to the index closing value on the final determination date. The actual initial index value and early redemption payment amounts will be determined on the pricing date. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the notes are subject to our credit risk. The below examples are based on the following terms:

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	1,000
Redemption Threshold Level:	1,000, which is 100% of the hypothetical initial index value
Hypothetical Early Redemption Payment:	The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 7.50% per annum) for each annual determination date, as follows:
●1st determination date: $1,075.00 ●2nd determination date: $1,150.00 ●3rd determination date: $1,225.00 ●4th determination date: $1,300.00
No further payments will be made on the notes once they have been redeemed.
Payment at Maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value is greater than or equal to the initial index value:

$1,375 (the actual payment at maturity for this scenario will be determined on the pricing date)

●If the final index value is less than the initial index value:

$1,000

Automatic Call:

Example 1 — the notes are redeemed following the second determination date (which occurs in March 2026)

Date	Index Closing Value	Payment (per note)
1st Determination Date	800 (below the redemption threshold level, notes are not redeemed)	--
2nd Determination Date	1,200 (at or above the redemption threshold level, notes are automatically redeemed)	$1,150.00

In this example, the index closing value on the first determination date is below the redemption threshold level, and the index closing value on the second determination date is at or above the redemption threshold level. Therefore the notes are automatically redeemed on the second early redemption date. Investors will receive $1,150.00 per note on the related early redemption date, corresponding to an annual return of approximately 7.50%. No further payments will be made on the notes once they have been redeemed, and investors do not participate in the appreciation of the underlying index.

March 2024 Page 6

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due March 29, 2029

Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Payment at Maturity

In the following examples, the index closing value on each annual determination date is less than the redemption threshold level, and, consequently, the notes are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 — the final index value is above the initial index value

Date	Index Closing Value	Payment (per note)
1st Determination Date	700 (below the redemption threshold level, notes are not redeemed)	--
2nd Determination Date	800 (below the redemption threshold level, notes are not redeemed)	--
3rd Determination Date	750 (below the redemption threshold level, notes are not redeemed)	--
4th Determination Date	500 (below the redemption threshold level, notes are not redeemed)	--
Final Determination Date	1,100 (above the redemption threshold level)	Payment at maturity = $1,375

In this example, the index closing value is below the redemption threshold level on each of the determination dates before the final determination date, and therefore the notes are not redeemed prior to maturity. On the final determination date, the underlying index has appreciated 10% from the hypothetical initial index value. At maturity, investors receive the stated principal amount plus a fixed positive return of 37.50%. Because the underlying index has appreciated from the hypothetical index value, the payment at maturity is $1,375 per note. Investors do not participate in any appreciation of the underlying index.

Example 2 — the final index value is at or below the initial index value

Date	Index Closing Value	Payment (per note)
1st Determination Date	550 (below the redemption threshold level, notes are not redeemed)	--
2nd Determination Date	600 (below the redemption threshold level, notes are not redeemed)	--
3rd Determination Date	750 (below the redemption threshold level, notes are not redeemed)	--
4th Determination Date	500 (below the redemption threshold level, notes are not redeemed)	--
Final Determination Date	900 (at or below the redemption threshold level)	Payment at maturity = $1,000

In this example, the index closing value is below the redemption threshold level on each of the determination dates before the final determination date, and therefore the notes are not redeemed prior to maturity. On the final determination date, the final index value is at or below the initial index value, and accordingly, investors receive a payment at maturity equal to the stated principal amount of $1,000 per note, without any positive return on the notes.

March 2024 Page 7

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due March 29, 2029

Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and the accompanying prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the notes are not redeemed prior to maturity and the index percent change is less than 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the notes have not been automatically redeemed prior to maturity and the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount, based on the performance of the underlying index.

◼The appreciation potential of the notes is limited by the fixed early redemption payment or payment at maturity specified for each determination date. The appreciation potential of the notes is limited to the fixed early redemption payment specified for each determination date if the underlying index closes at or above its respective redemption threshold level on any annual determination date, or to the fixed upside payment at maturity if the notes have not been redeemed and the final index value of each underlying index is at or above its redemption threshold level. In all cases, you will not participate in any appreciation of the underlying index, which could be significant.

◼If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for each of the first four annual determination dates. If the notes are automatically redeemed following any annual determination date, the appreciation potential of the notes is limited to the fixed early redemption payment specified for each such determination date. No further payments will be made on the notes once they have been redeemed, and you will not participate in any appreciation of the underlying index if the notes are redeemed early.

◼The automatic early redemption feature may limit the term of your investment to as short as approximately one year. If the notes are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the notes may be limited to as short as approximately one year by the automatic early redemption feature of the notes. If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rates on the securities underlying the indices referenced by the Index Components, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Components or securities markets generally and which may affect the value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P® U.S. Equity Momentum 40% VT 4% Decrement Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

March 2024 Page 8

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due March 29, 2029

Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

March 2024 Page 9

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due March 29, 2029

Based on the Value of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

◼Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index, the Index Components or the component stocks of the indices referenced by the Index Components. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other right with respect to component stocks of the indices referenced by the Index Components.

◼The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 5-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index, the Index Components or the component stocks of the indices referenced by the Index Components), including trading in the Index Components and the stocks that constitute the indices referenced by the Index Components as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the stocks that constitute the indices referenced by the Index Components and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the values at or above which the underlying index must close on the determination dates so that the notes are redeemed prior to maturity for the early redemption payment, and the value above which the underlying index must close on the final determination date (if the notes are not redeemed prior to maturity) so that you receive a positive return on the notes at maturity. Additionally, such hedging or trading activities during the term of the notes, including on the determination dates, could adversely affect the closing value of the underlying index on the determination dates, and, accordingly, whether we redeem the notes prior to maturity and the amount of cash an investor will receive at maturity.

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Risks Relating to the Underlying Index

◼No assurance can be given that the investment strategy used to construct the underlying index will achieve its intended results or that the underlying index will be successful or will outperform any alternative index or strategy that might reference the Index Components. No assurance can be given that the investment strategy on which the underlying index is based will be successful or that the underlying index will outperform any alternative strategy that might be employed with respect to the Index Components. The underlying index has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

◼The decrement of 4% per annum will adversely affect the performance of the underlying index in all cases, whether the underlying index appreciates or depreciates. The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index includes a decrement feature, whereby 4% per annum is deducted daily from the level of the underlying index. The level of the Base Index will track the performance of an index from which no such decrement is deducted, and as a result, the underlying index will underperform the tracked index in all cases. The level of the underlying index may decline even if the constituents of the Base Index appreciate. Because of the deduction of the decrement, the underlying index will underperform the performance of an identical index without such a decrement feature.

◼The underlying index is subject to risks associated with the use of significant leverage. At times, the underlying index will use significant leverage in an effort to achieve its target volatility. When the underlying index employs leverage, any declines in the prices of the Index Components will be magnified, resulting in accelerated losses.

◼The underlying index may not be fully invested. On a weekly index rebalance day, the underlying index's exposure to the Index Components will be less than 100% when the implied volatility of the Index Components is above 40%. If the underlying index's exposure to the Index Components is less than 100%, the underlying index will not be fully invested, and any uninvested portion will earn no return. The underlying index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the Index Components on any such day. Additionally, the 4.0% per annum decrement is deducted daily, even when the underlying index is not fully invested.

◼The underlying index was established on March 14, 2022 and therefore has very limited operating history. The performances of the underlying index and some of the component data have been retrospectively simulated for the period from January 1, 2019 to March 11, 2022. As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology and the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

◼As the underlying index is new and has very limited historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlying index prior to March 14, 2022 is hypothetical and back-tested, as the underlying index did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oS&P® Dow Jones Indices LLC developed the rules of the underlying index with the benefit of hindsight - that is, with the benefit of being able to evaluate how the underlying index rules would have caused the underlying index to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlying index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the

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hypothetical back-tested index performance information in this note are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlying index will rise or fall. The actual future performance of the underlying index may bear little relation to the historical or hypothetical back-tested levels of the underlying index.

◼Higher future prices of the futures contracts to which the Index is linked relative to their current prices may adversely affect the value of the underlying index and the value of the notes. The Index Components are selected from a universe of three equity futures contracts currently listed for trading on the CME. As the relevant futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the underlying index, and, accordingly, the value of the notes.

◼Suspensions or disruptions of market trading in futures markets could adversely affect the price of the notes. Securities markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying index, and, therefore, the value of the notes.

◼Legal and regulatory changes could adversely affect the return on and value of your notes. Futures contracts and options on futures contracts, including those related to the underlying index, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

◼The E-mini Russell 2000 Futures are one of the Index Components and are subject to risks associated with small-capitalization companies. The E-mini Russell 2000 Futures are one of the Index Components and are based on the Russell 2000® Index, which consists of stocks issued by companies with relatively small market capitalization. Therefore, at times, the underlying index will be based in part on the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the E-mini Russell 2000 Futures may be more volatile than futures contracts based on indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of

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their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

◼Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can add, delete or substitute the underlying Index Components, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

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S&P® U.S. Equity Momentum 40% VT 4% Decrement Index Overview

The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index is a rules-based, long-only index that was developed by S&P®, in coordination with Morgan Stanley, and was established on March 14, 2022. The underlying index employs a rules-based quantitative strategy that consists of a risk-adjusted, momentum-based, or trend following, approach to construct a portfolio composed of equity futures contracts. In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio and is subject to a 4.0% per annum daily decrement. For additional information about the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index, see the information set forth under “Annex A—S&P® U.S. Equity Momentum 40% VT 4% Decrement Index” below.

The inception date for the underlying index was March 14, 2022. The information regarding the underlying index prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 14, 2022. Such data must be considered illustrative only.

Information as of market close on February 28, 2024:

Bloomberg Ticker Symbol:	SPUMP40
Current Index Value:	1,045.85
52 Weeks Ago:	632.19
52 Week High (on 2/22/2024):	1,061.65
52 Week Low (on 3/13/2023):	559.38

The following graph sets forth the hypothetical retrospective and historical daily index closing values of the underlying index for the period from January 1, 2019 through February 28, 2024. The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on February 28, 2024 was 1,045.85. The underlying index was established on March 14, 2022. The information prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the determination date.

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S&P® U.S. Equity Momentum 40% VT 4% Decrement Index Daily Index Closing Values January 1, 2019* to February 28, 2024

* The underlying index was established on March 14, 2022. The information prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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S&P® U.S. Equity Momentum 40% VT 4% Decrement Index	High	Low	Period End
2019
First Quarter	348.12	268.56	324.60
Second Quarter	382.50	284.37	341.54
Third Quarter	387.52	285.53	314.73
Fourth Quarter	434.55	280.71	426.81
2020
First Quarter	521.28	304.31	322.61
Second Quarter	443.32	314.71	415.77
Third Quarter	639.38	421.14	524.05
Fourth Quarter	713.46	474.12	704.59
2021
First Quarter	863.77	663.10	749.09
Second Quarter	837.77	699.66	837.77
Third Quarter	1,043.86	806.82	832.62
Fourth Quarter	1,161.26	814.80	1,108.82
2022
First Quarter	1,131.39	784.94	875.35
Second Quarter	894.88	573.82	593.26
Third Quarter	795.55	558.98	558.98
Fourth Quarter	666.33	554.86	579.57
2023
First Quarter	721.27	559.38	638.34
Second Quarter	838.08	583.45	836.32
Third Quarter	939.41	682.50	693.59
Fourth Quarter	924.21	605.74	910.60
2024
First Quarter (through February 28, 2024)	1,061.65	816.06	1,045.85

“S&P®” is a trademark of S&P Global, Inc. For more information, see “Annex A—S&P® U.S. Equity Momentum 40% VT 4% Decrement Index” below.

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Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying index publisher:	S&P® Dow Jones Indices LLC or any successor thereof
Bull or bear notes:	Bull notes
Call right:	The notes are not subject to an issuer discretionary call right.
Postponement of maturity date and early redemption dates:

If any determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled early redemption date or maturity date, as applicable, the early redemption date or maturity date, as applicable, will be postponed to the second business day following that determination date as postponed, and no adjustment will be made to any early redemption payment or the payment at maturity made on such postponed date.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to jump notes with auto-callable feature when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual final determination date for determining the final index value.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the business day following the applicable determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding

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the maturity date, and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including early redemption), or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 4 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by

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entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Index Components, in the stocks constituting the indices referenced by the Index Components, in futures and/or options contracts on the underlying index, the Index Components or the stocks constituting the indices referenced by the Index Components listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index on the pricing date, and, therefore (i) the values at or above which the underlying index must close on the determination dates so that the notes are redeemed prior to maturity for the early redemption payment and (ii) the value above which the underlying index must close on the final determination date, if the notes are not redeemed prior to maturity, so that you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the early redemption payment amounts, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Equity-Linked Notes, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated February 22, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

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Annex A—S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Overview

The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (the “Index”) is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC (“S&P®”), in coordination with Morgan Stanley, and was established on March 14, 2022. The Index employs a rules-based quantitative strategy that consists of a risk-adjusted, momentum-based, or trend following, approach to construct a portfolio composed of equity futures contracts. In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio and is subject to a 4.0% per annum daily decrement.

Index Strategy

The goal of the Index is to provide rules-based exposure to unfunded, rolling positions in equity futures contracts, with a maximum exposure to the futures contracts of 400%. The index components are selected from a universe of three equity futures contracts – the E-Mini Nasdaq-100 Futures (“NQ”), which reference the Nasdaq-100 Index®, the E-Mini S&P 500 Futures (“ES”), which reference the S&P 500® Index, and the E-Mini Russell 2000 Futures (“QR”), which reference the Russell 2000® Index. We refer to the E-Mini Nasdaq-100 Futures, the E-Mini S&P 500 Futures and the E-Mini Russell 2000 Futures as the Index Components. For more information on the E-Mini Nasdaq-100 Futures, the E-Mini S&P 500 Futures and the E-Mini Russell 2000 Futures, see “Index Components” below.

Calculation of Index Level

There are seven discrete steps in calculating the Index level: (1) a risk-adjusted momentum signal is calculated for each Index Component (see “Determining the Risk-Adjusted Momentum Signal for Each Futures Contract”); (2) the index composition (the “Base Index”) is calculated using the risk-adjusted momentum signals (see “Calculation of the Base Index”); (3) the realized volatility level of the Base Index (the “Base Volatility”) is calculated (see “Volatility Targeting”); (4) theoretical leverage is calculated based on the Base Volatility and the Index’s targeted volatility (see “Leverage” and “Volatility Targeting”); (5) the theoretical leverage is compared to the actual leverage (see “Leverage”); (6) if necessary, the actual leverage is adjusted (see “Leverage”); and (7) a 4.0% per annum daily decrement is applied (see “Decrement Deduction”).

Determining the Risk-Adjusted Momentum Signal for Each Futures Contract

The Base Index is rebalanced daily according to each Index Component’s risk-adjusted momentum signal. To calculate the risk-adjusted momentum signals, each Index Component’s longer-term moving average price is divided by its shorter-term moving average price. The resulting value is then divided by that Index Component’s volatility, with the quotient representing the risk-adjusted momentum signal. Each Index Component’s longer-term moving average price is calculated over a period of two months and the shorter-term moving average price is calculated over a period of one month.

Calculation of the Base Index

The Base Index for the Index is calculated daily. At any given time, the Base Index is composed of either two or three of the Index Components. The Base Index is calculated based on the risk-adjusted momentum signal (see “Determining the Risk-Adjusted Momentum Signal for Each Index Component”). On a daily basis, the top two Index Components, as measured by risk-adjusted momentum signal, are weighted in the Base Index at 50% each. In a scenario where all three Index Components have identical risk-adjusted momentum signals, each Index Component is weighted as 33.333% of the Base Index. In a scenario where one Index Component has the highest risk-adjusted momentum signal, and the other two Index Components have identical risk-adjusted momentum signals, the Index Component with the highest risk-adjusted momentum signal is weighted as 50% of the Base Index and the other two Index Components are each weighted as 25% of the Base Index.

Volatility Targeting

On a daily basis, the Index’s exposure to the Index Components is adjusted in an effort to seek a target volatility of 40%. If the Base Volatility is less than the target volatility of 40%, the Index will employ leveraged exposure of up to four times (meaning the Index can have up to 400% exposure to the Index Components comprising the Base Index) to seek to achieve the target volatility, subject to the filter described below (see “Leverage”). Under no circumstances will the Index seek to employ exposure of greater than 400% to the Index Components. Subject to the filter described below (see “Leverage”), if the Base Volatility is above 40%, the

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Index’s exposure to the Index Components will be reduced to be less than 100% in an effort to seek the target volatility of 40%.

Leverage

The targeted leverage based on the realized volatility of the Base Index (the “theoretical leverage”) will often differ from the actual leverage the Index employs at a given time because the Index employs a filter (the “Filter”) that regulates changes to the actual leverage. The Filter operates in such a way so that the actual leverage is adjusted only when the difference between the actual leverage and the theoretical leverage exceeds a 5% threshold. The theoretical leverage and actual leverage are calculated daily, and when the difference between the two exceeds the 5% threshold, a change in actual leverage is implemented, with a two-day lag.

Decrement Deduction

The Index applies a 4.0% per annum daily decrement that will reduce the level of the Index, regardless of whether the Index appreciates or depreciates. The decrement is applied daily at a rate of 4.0% per annum, even when the Index is not fully invested in the Base Index. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the Index will underperform the performance of an identical index without such a decrement feature.

Index Components

Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. The Index Components are rolled forward once a quarter, with one-third of the contracts being rolled forward on each of the fourth, third, and second day prior to expiration.

E-Mini Nasdaq-100 Futures

E-mini Nasdaq-100 Futures (the “NQ”) are U.S. dollar-denominated futures contracts on the Nasdaq-100 Index® traded on the Chicago Mercantile Exchange (the “CME”), where each futures contract references a value of $20 times the level of the Nasdaq-100 Index®. The CME is a derivatives marketplace based in Chicago that facilitates the trading of futures and options. The NQ trades in increments of 0.25 index points with each incremental movement, or “tick,” which in this case would be each 0.25-point movement, equaling five dollars.

NQ contracts listed for the nearest five quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the NQ contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the NQ contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiration month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of NQ contracts is based on the opening prices of the component stocks in the Nasdaq 100® Index, determined on the third Friday of the contract month. For more information on the Nasdaq-100® Index, see “Nasdaq-100® Index” in the accompanying index supplement.

E-Mini S&P 500 Futures

E-mini S&P 500 Futures (the “ES”) are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the CME, representing a contract unit of $50 multiplied by the S&P 500® Index, measured in cents per index point.

ES contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the ES contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the ES contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of ES contracts is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month. For more information on the S&P 500® Index, see “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

E-Mini Russell 2000 Futures

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E-mini Russell 2000 Futures (the “QR”) are a U.S. dollar-denominated futures contracts, based on the Russell 2000® Index, traded on the CME, representing a contract unit of $50 multiplied by the Russell 2000® Index, measured in cents per index point. The QR trades in increments of 0.10 index points with each tick equaling five dollars.

QR contracts listed for the nearest five quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the ES contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the QR contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of QR contracts is based on the opening prices of the component stocks in the Russell 2000® Index, determined on the third Friday of the contract month. For more information on the Russell 2000® Index, see “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this pricing supplement, all of the Index Components are exchange-traded futures contracts. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. However, the Index is not a total return index and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house.

Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

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